                    COMMUNITY BANKING COMPANY OF FITZGERALD
                             102 WEST ROANOKE DRIVE
                           FITZGERALD, GEORGIA 31750
                                 (912) 423-4321

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                        BE HELD THURSDAY, MARCH 6, 1997


To the Shareholders of COMMUNITY BANKING COMPANY OF FITZGERALD:

     Notice is hereby given that the Annual Shareholders' Meeting of Community Banking Company of Fitzgerald will be held on Thursday, March 6, 1997, at 5:00 p.m., at the Charles Harris Learning Center, East Central Technical Institute (formerly known as Ben Hill-Irwin Technical Institute), 667 Perry House Road, Fitzgerald, Georgia 31750, for the following purposes:

          1)  To review the operations of the Bank since its organization;

          2) To elect fourteen (14) persons to serve as directors for a one year term; and

          3) To consider and vote upon a Plan of Reorganization, a copy of which is attached as Appendix A to the Proxy Statement accompanying this
                          ----------
     Notice, providing for the reorganization of the Bank into a holding company structure by merging the Bank with Interim Fitzgerald Company, a wholly-owned subsidiary of CBC Holding Company (both Interim Fitzgerald Company and CBC Holding Company have been organized at the direction of the Bank).

     If the Plan of Reorganization is consummated, shareholders dissenting from the Plan are entitled to be paid the fair value of their shares if they comply with the provisions of Section 7-1-537 of the Financial Institutions Code of Georgia and Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders.

     The Board of Directors has fixed the close of business on December 31, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     All shareholders are requested to mark, date, sign and return the enclosed form of proxy as soon as possible. If you attend the meeting and wish to vote your shares in person, you may do so at any time before the proxy is exercised.

                         By Order of the Board of Directors,



                         L. Wayne Lowrey
                         President

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MARCH 6, 1997


                 DATE, TIME AND PLACE OF SHAREHOLDERS' MEETING

     The Shareholders' Meeting of Community Banking Company of Fitzgerald (the "Bank") will be held on Thursday, March 6, 1997, at 5:00 p.m., at the Charles Harris Learning Center, East Central Technical Institute (formerly known as Ben Hill-Irwin Technical Institute), 667 Perry House Road, Fitzgerald, Georgia 31750.


                       PURPOSES OF SHAREHOLDERS' MEETING

     The purposes of the Shareholders' Meeting of the Bank are to: (a) review the initial operations of the Bank since its organization, (b) elect directors, and (c) vote upon a proposal to approve the Plan of Reorganization (the "Reorganization Plan"), dated October 25, 1996, by and among the Bank, CBC Holding Company (the "Holding Company") and Interim Fitzgerald Company ("Interim").


                           SUMMARY OF REORGANIZATION

     The following is a summary of certain important aspects of the Reorganization, as defined below, and related information. The summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Proxy Statement, including the appendices. Shareholders are urged to review the entire Proxy Statement carefully.

                               THE REORGANIZATION

     Consummation of the Reorganization Plan will result in the Bank's becoming a wholly-owned subsidiary of the Holding Company, and Bank shareholders will receive one share of Holding Company common stock ("Holding Company Stock"), $1 par value, for each of their shares of Bank common stock ("Bank Stock"), $5 par value. For information concerning par value, see "Comparative Per Share Information." To accomplish this result in conformity with applicable banking, tax and securities laws, the Reorganization Plan provides that Interim, a subsidiary corporation of the Holding Company, will merge into the Bank. Since the merger of Interim into the Bank will effect the reorganization of the Bank into a holding company structure, such merger and reorganization, collectively, will be referred to in this Proxy Statement as the "Reorganization." The illustration on the following page describes the structure of the Reorganization.

                       PARTIES TO THE REORGANIZATION PLAN

     The Bank, chartered by the State of Georgia, is engaged in banking and finance-related businesses. The Holding Company, a Georgia corporation, was organized on October 15, 1996, at the direction of the Bank for the purpose of acquiring all of the issued and outstanding Bank Stock pursuant to the Reorganization Plan. Interim, a Georgia corporation, was organized on October 25, 1996, at the direction of the Bank. Interim is a wholly-owned subsidiary of the Holding Company and was formed solely to facilitate the Reorganization of the Bank. The principal executive offices of the Bank, the Holding Company and Interim are located at 102 West Roanoke Drive, Fitzgerald, Georgia 31750, telephone (912) 423-4321.


                        VOTE REQUIRED FOR REORGANIZATION

     The proposal to be considered at the Shareholders' Meeting regarding the Reorganization Plan must be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of Bank Stock. At December 31, 1996 directors and executive officers of the Bank and their affiliates owned, directly or indirectly, 187,850 shares or 28.29% of the 664,097 outstanding shares of Bank Stock.


                              BOARD RECOMMENDATION

     The Board of Directors of the Bank has unanimously approved the Reorganization and recommends that the shareholders vote in favor of the Reorganization.


                              REGULATORY APPROVALS

     Consummation of the Reorganization is subject to various conditions, including approvals by federal and state bank regulatory authorities and the shareholders of the Bank. Appropriate filings have been made with the various bank regulatory authorities for all required approvals and are pending.


                       COMPARATIVE PER SHARE INFORMATION

     Prior to consummation of the Reorganization, the Holding Company will conduct no operations, and, if the Reorganization is consummated, each outstanding share of Bank Stock will be converted into one share of Holding Company Stock. Accordingly, pro forma combined book value per share, net income per share and market value per share for the Holding Company are expected to be equal to the respective historical per share amounts for the Bank. The Reorganization will be accounted for under the pooling of interests method.

     Pursuant to Georgia Banking Statutes, Banks are required to have a stated par value of at least $5.00. Corporations, such as the Holding Company, are no longer required to have a stated par value.

The Board of Directors of the Bank set the Holding Company's par value at $1.00 to facilitate, among other things, the Holding Company's ability to pay dividends to its shareholders. Par value is a historical accounting concept that bears no relationship to the market value of the stock.

     As you recall, the offering price of the Bank's common stock was $10.00 per share. Based on the trades of which Management is aware, the Bank's common stock since the offering has traded at $10.00 per share. In the short term, the formation of the Holding Company should have no impact of the market value of the stock. Over the long term, however, there is a possibility that the Holding Company may enhance the market value of the common stock.


                             DISSENTERS' PROVISIONS

     A shareholder who opposes the Reorganization may exercise certain statutory rights under the Financial Institutions Code of Georgia and the Georgia Business Corporation Code if he or she files a written objection to the proposed Reorganization with the Bank either before the Shareholders' Meeting, or at the meeting but before the vote on the proposed Reorganization is taken. Failure to comply with this and all of the other statutory requirements (O.C.G.A. (S)(S) 7-1-537 and 14-2-1301 et seq.) will constitute a waiver of the right to dissent. (See "Statutory Provisions For Dissenting Shareholders" and Appendix B.)
                                                            ----------


                                TAX CONSEQUENCES

     The federal income tax consequences to Bank shareholders of the proposed Reorganization will be as follows: (a) no gain or loss will be recognized by a Bank shareholder whose Bank Stock is converted into Holding Company Stock; and
(b) if a Bank shareholder dissents to the Reorganization and receives cash in exchange for his or her Bank Stock, such cash will be treated as received by the shareholder as a distribution in redemption of his or her Bank Stock. (See "The Proposed Reorganization - Tax Consequences.")

                           _________________________

                           THE SHAREHOLDERS' MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Shareholders' Meeting and at any adjournments thereof. The Shareholders' Meeting will be held on Thursday, March 6, 1997, at 5:00 p.m., at the Charles Harris Learning Center, East Central Technical Institute (formerly known as Ben Hill-Irwin Technical Institute), 667 Perry House Road, Fitzgerald, Georgia 31750.


                PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

     Shareholders will be asked to consider and vote on the following proposals at the Annual Meeting:

     1) To elect fourteen (14) persons as directors to serve for a term of one year; and

     2)   To approve the Reorganization Plan.


                                    PROXIES

     The accompanying form of proxy is for use at the Annual Shareholders' Meeting of the Bank. A shareholder may use this proxy if he or she is unable to attend the meeting in person or wishes to have his or her shares voted by proxy even if the shareholder does attend the meeting. Shareholders who sign proxies have the right to revoke them at any time before they are voted either by written notice of revocation which is received at the Bank's Main Office before the meeting or by the Secretary at the meeting or by attending the meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted as directed, and where no direction is given, the shares represented by such proxies will be voted in favor of the persons nominated to be elected as directors and in favor of the Reorganization Plan. The Board of Directors of the Bank is not aware of any other matters which may be presented for action at the meeting, but if other matters do properly come before the meeting, it is intended that shares represented by proxies will be voted by the persons names in the proxies in accordance with their best judgment.

     Solicitation of proxies may be made in person or by mail, telephone or facsimile by directors, officers and regular employees of the Bank, who will not be specially compensated for such solicitations. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and to secure their voting instructions, if necessary, and will be reimbursed for their expenses incurred in sending proxy materials to beneficial owners. The Bank will bear the cost associated with solicitation of proxies and other expenses associated with the Shareholders' Meeting.

                         RECORD DATE AND VOTING RIGHTS

          Each shareholder of record of the Bank at the close of business on December 31, 1996 (the "Record Date") is entitled to notice of and to vote at the Shareholders' Meeting. As of the close of business on the Record Date, the Bank had 10,000,000 shares of common stock, $5.00 par value, authorized, of which 664,097 shares were issued and outstanding and held of record by 636 shareholders. Each such share is entitled to one vote on matters to be presented at the meeting.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

          The Board of Directors proposes that the nominees listed below be re-elected as directors of the Bank to serve a one-year term and until their successors are duly elected and qualified.

                               DIRECTOR NOMINEES

           NAME              AGE                 OCCUPATION
           ----              ---                 ----------

S.S. (Buck) Anderson, Jr.     61   General Manager - Dixie Peanut Company

James T. Casper, III          41   Certified Public Accountant

John T. Croley, Jr.           47   Attorney

A.B.C. Dorminy, III           48   President ABCD Farms, Inc.
                                   CEO - Farmers Quality Peanut Co.
                                   and D&F Grain Co.

John S. Dunn                  52   Owner - Shep Dunn Construction

William P. Herlovich          68   Retired Banker

Lee Phillip Liles             47   Agency Manager - Georgia Farm Bureau
                                   Mutual Insurance Co.

L. Wayne Lowrey               40   President and CEO of the Bank

Steven L. Mitchell            39   President Mitchell Bros. Timber Co.

James A. Parrott, II          57   Owner - Standard Supply Co. & Building
                                   Materials, Inc.

Jack F. Paulk                 47   Agency Field Executive - State Farm
                                   Insurance

George M. Ray                 50   Executive Vice President & Senior
                                   Credit
                                   Officer for the Bank

Robert E. Sherrell            60   Attorney

John Edward Smith, III        48   Attorney


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PROPOSAL 1.

      The following persons currently serve as officers of the Bank:

     S.S. (Buck) Anderson, Jr.  Chairman of the Board of Directors
     L. Wayne Lowrey            President and Chief Executive Officer
     John T. Croley, Jr.        Vice Chairman, Corporate Secretary
     George M. Ray              Executive Vice President, Senior Credit Officer
     Becky Powell               Vice President, Chief Operations Officer
     Bill Marsh                 Assistant Vice President
     Marianne Barrs             Banking Officer
     Corey Gibbs                Banking Officer


                    PROPOSAL 2.  THE PROPOSED REORGANIZATION

     At the meeting, shareholders of the Bank will consider and vote upon the Reorganization Plan which, if implemented, will result in the Bank's becoming a wholly-owned subsidiary of the Holding Company. Reference is made to the copy of the Reorganization Plan set forth in full as Appendix A to this Proxy
                                                ----------
Statement for a complete statement of the terms of the proposed Reorganization. The statements contained herein with respect to the Reorganization Plan are qualified in their entirety by the foregoing reference.


                       PARTIES TO THE REORGANIZATION PLAN

     The Bank is a commercial bank company organized and operating pursuant to the Financial Institutions Code of Georgia.

     The Holding Company is a Georgia corporation organized at the direction of the Bank. As of the close of business on the Record Date, the Holding Company had 10,000,000 shares of common stock, $1 par value, authorized, of which one share was issued and outstanding. At present, the Holding Company's sole shareholder is L. Wayne Lowrey, but upon consummation of the Reorganization, each present shareholder of the Bank will hold the same number of shares of Holding Company Stock as he or she held of Bank Stock held prior to the Reorganization.

     Interim is also a Georgia corporation organized at the direction of the Bank for the sole purpose of facilitating the Reorganization. At the close of business on the Record Date, Interim had 10,000,000 shares of common stock, $1 par value, authorized, of which one share was issued and outstanding and held of record by the Holding Company.


                        TERMS OF THE REORGANIZATION PLAN

     The Reorganization of the Bank into a holding company structure is proposed to be accomplished by merging Interim into the Bank pursuant to the terms of the Reorganization Plan. The Bank will be the survivor of the merger (the "Resulting Bank"), and Interim will cease to exist. The

664,097 issued and outstanding shares of common stock, $5.00 par value ("Resulting Bank Stock"), of the Resulting Bank will be owned by the Holding Company.

     The Bank's officers and directors will not be changed as a result of the Reorganization.

     If the shareholders of the Bank approve the Reorganization Plan by the necessary vote, the merger of Interim into the Bank will be effective and the Reorganization will be consummated as of the date (the "Effective Date of the Reorganization") specified in the certificate of merger which will be issued by the Georgia Secretary of State in accordance with the provisions of Section 7-1-535 of the Financial Institutions Code of Georgia.


                              CONVERSION OF STOCK

     On the Effective Date of the Reorganization, each issued and outstanding share of Bank Stock and Interim Stock will be converted into the consideration described below:

     (a) Each share of Bank Stock will be converted into one share of Holding Company Stock.

     (b) The one share of Interim Stock held of record by the Holding Company will be converted into 664,097 shares of Resulting Bank Stock.

     On the Effective Date of the Reorganization, the Resulting Bank will also distribute an amount equal to the capital and surplus of Interim ($1) to the Holding Company, and the Holding Company will use this distribution to redeem, at cost, the one organization share of Holding Company Stock issued to L. Wayne Lowrey.


                         EXCHANGE OF STOCK CERTIFICATES

     Promptly after the Effective Date of the Merger, the Holding Company will mail a form of letter of transmittal (the "Letter of Transmittal") to shareholders who did not perfect dissenters rights. The Letter of Transmittal will include instructions for the exchange of stock certificates representing Bank Stock for stock certificates representing Holding Company Stock. Upon receipt of certificates for Bank Stock and a properly completed Letter of Transmittal, the Holding Company will issue and mail to each holder of Bank Stock who returns such items a certificate or certificates representing the number of shares of Holding Company Stock to which such holder is entitled. SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

     After the Effective Date of the Reorganization, Bank shareholders of record as of the Effective Date will be entitled to vote at any meeting of the shareholders of the Holding Company regardless of whether such shareholders have surrendered their Bank Stock certificates.

                        REASONS FOR THE REORGANIZATION

     The Board of Directors considered forming a bank holding company at the same time the Bank was formed but were advised that forming a bank holding company at that time could delay the organization process. The Agreement to acquire the Bank South assets and liabilities in Fitzgerald had certain deadlines that could have been jeopardized by any delay, so the Board of Directors deferred formation of the holding company until the initial organization of the Bank and acquisition of the Bank South branch had been completed.

     The Board of Directors of the Bank believes that the Reorganization is in the best interests of the Bank for the following reasons:

     . A holding company is a more modern corporate structure for a financial institution.

     . A holding company will have greater corporate flexibility than the Bank, such as the ability, without regulatory approvals under certain circumstances, to issue stock, borrow money and redeem stock.

     . A holding company, subject to required approvals, can acquire interests in and operate banks throughout Georgia and elsewhere in the Southeast, if deemed appropriate.

     . A holding company may, subject to existing laws, engage in nonbanking activities and form nonbank subsidiaries.

     . The Holding Company will have a large number of authorized shares of Holding Company Stock available for issuance which can be issued from time to time, if necessary, to raise additional capital, to make acquisitions and for other proper corporate purposes without further action by the shareholders of the Holding Company. (See "Comparative Legal Rights of Shareholders - Authorization and Issuance of Shares.")

     . The Holding Company will be able to borrow money for various corporate purposes.

     . The Holding Company will also have the authority to redeem shares of Holding Company Stock without prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") as long as (a) its total and tier 1 risk-based capital ratios and its leverage capital ratio exceed the thresholds for "well-capitalized" both before and after the redemption; (b) it received a "1" or "2" rating on its most recent examination; and (c) it is not the subject of any unresolved supervisory issues. (See "Certain Effects of the Reorganization -Redemption of Shares.")

     . The Holding Company will be more competitive since many of the larger banks in Georgia are already members of a multi-bank holding company system, and many community banks in Georgia are now owned by a one-bank holding company.

     Management believes that the power and flexibility of a holding company structure will better enable the Bank and the Holding Company to compete with other financial institutions and will place the Holding Company in a better position for future growth.

     At the present time, neither the Bank nor the Holding Company has any understanding or commitments to make acquisitions or to engage in new activities. However, management of the Holding Company believes that if the Reorganization Plan is approved, there may be opportunities for acquisitions and new activities for the Holding Company which the Board of Directors might consider to be beneficial to the Holding Company and its shareholders.


         REGULATORY APPROVALS AND CONDITIONS; AMENDMENT AND TERMINATION

     The Board of Directors of the Bank has unanimously approved the terms of the Reorganization and recommends that shareholders of the Bank vote in favor of the Reorganization Plan. The directors of the Holding Company and Interim have also unanimously approved the terms of the Reorganization.

     Consummation of the Reorganization is subject to various conditions set forth in the Reorganization Plan including the following: (a) approval of the Reorganization Plan by the holders of at least two-thirds of the 664,097 outstanding shares of Bank Stock; (b) approval by the Federal Deposit Insurance Corporation (the "FDIC"), the Federal Reserve and the Georgia Department of Banking and Finance (the "Department of Banking"); and (c) shareholders who have perfected dissenters' rights of appraisal holding no more than 66,409 shares of Bank Stock. As of the date hereof, applications for approval have been filed with the FDIC, the Federal Reserve and the Department of Banking and are pending. The Bank and the Holding Company do not anticipate any difficulty in securing the necessary regulatory approvals or in satisfying the other conditions to consummation of the Reorganization.

     The Reorganization Plan may be amended at any time before the Reorganization becomes effective pursuant to a written agreement among the Bank, the Holding Company and Interim; provided, however, no amendment reducing the number of shares of Holding Company Stock to be received by shareholders of the Bank will be valid without being approved by the shareholders of the Bank.

     The Reorganization Plan may be terminated by any of the parties to the Reorganization (a) if the number of shares of Bank Stock voted against the Reorganization Plan makes the transaction inadvisable in the opinion of the Board of Directors of any of the parties to the Reorganization, (b) if any lawsuit has been instituted or threatened relating to the proposed Reorganization which makes consummation of the Reorganization inadvisable in the opinion of the Board of Directors of any of the parties to the Reorganization,
(c) if any of the conditions to consummation of the Reorganization have not been satisfied or (d) if for any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of any of the parties to the Reorganization.

     The review of the Bank's application by the Department of Banking does not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of the Bank. Further, no shareholder should construe an approval of the application by the Department of

Banking to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact on him or her of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.


                              ACCOUNTING TREATMENT

     The Reorganization, if completed as proposed, will be treated in the manner of a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be recorded on the books of the Holding Company at their respective values on the books of the Bank at the Effective Date of the Reorganization.


                                TAX CONSEQUENCES

     The proposed Reorganization will be treated as a reorganization under
Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"), or an exchange under Section 351 of the Code. In form, the merger of
                                                        -------
Interim with and into the Bank is structured to qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Since Interim was formed solely for the purpose of participating in the Reorganization, will engage in no other business activities, and will go out of existence on the Effective Date of the Reorganization, special counsel to the Bank believes that Interim's transitory existence may be disregarded for tax purposes, and the transaction may be treated in substance as an exchange by Bank
                                             -- ---------
shareholders of their Bank Stock for Holding Company Stock. In either case, the federal income tax consequences of the proposed Reorganization will be as follows:

          (a) No gain or loss will be recognized by a Bank shareholder who exchanges his or her Bank Stock for Holding Company Stock.

          (b) The aggregate basis of the Holding Company Stock received by a Bank shareholder will be the same as the aggregate basis of the Bank Stock surrendered in exchange therefor.

          (c) The holding period, if any, of the Holding Company Stock received by a Bank shareholder will include the holding period of the Bank Stock surrendered in exchange therefor, provided that such Bank Stock is held as a capital asset on the Effective Date of the Reorganization.

          (d) If a Bank shareholder dissents to the Reorganization and receives cash in exchange for his or her Bank Stock (pursuant to dissenters' rights provisions described in this Proxy Statement), such cash will be treated as received by the shareholder as a distribution in redemption of his or her Bank Stock, subject to the provisions and limitations of Section 302 of the Code.

     The discussion does not address the tax consequences that may be relevant to a particular shareholder, such as a shareholder who does not hold Bank Stock as a capital asset. Each Bank shareholder should rely upon the shareholder's own tax advisor with respect to the federal, state and local income tax consequences of the Reorganization.


                    COMPARATIVE LEGAL RIGHTS OF SHAREHOLDERS

     GENERAL. At the present time, the Bank is a state-chartered commercial bank and the rights of shareholders of the Bank are governed by the Articles of Incorporation and Bylaws of the Bank and by the Financial Institutions Code of Georgia and the regulations promulgated thereunder by the Department of Banking. If the Reorganization is consummated, shareholders of the Bank will become shareholders of the Holding Company and their rights will be governed by the Articles of Incorporation and Bylaws of the Holding Company and by the Georgia Business Corporation Code.

     Summarized below are the material differences between the rights of shareholders of the Bank and the rights of shareholders of the Holding Company.

     AUTHORIZATION AND ISSUANCE OF SHARES. The Bank is authorized by its Articles of Incorporation to issue a maximum of 10,000,000 shares of common stock $5.00 par value. As of the Record Date, there were 664,097 shares of Bank Stock issued and outstanding. The outstanding shares of Bank Stock are fully paid and nonassessable.

     The Holding Company is authorized by its Articles of Incorporation to issue a maximum of 10,000,000 shares of common stock, $1 par value. As of the Record Date, there was one share of Holding Company Stock issued and outstanding. Upon consummation of the Reorganization, the Holding Company will issue 664,097 shares of Holding Company Stock to the former shareholders of the Bank, assuming there are no dissenting shareholders. Upon their issuance, the outstanding shares of Holding Company Stock issued pursuant to the Reorganization Plan will be fully paid and nonassessable.

     The Holding Company has a large number of authorized but unissued shares solely as a matter of future convenience. The Holding Company intends to issue a limited number of shares of its common stock after the Reorganization to repay organizational expenses of the Holding Company.

     Pursuant to Georgia Banking Statutes, Banks are required to have a stated par value of at least $5.00. Corporations, such as the Holding Company, are no longer required to have a stated par value. The Board of Directors of the Bank set the Holding Company's par value at $1.00 to facilitate, among other things, the Holding Company's ability to pay dividends to its shareholders. Par value is a historical accounting concept that bears no relationship to the market value of the stock.

     As you recall, the offering price of the Bank's common stock was $10.00 per share. Based on the trades of which Management is aware, the Bank's common stock since the offering has traded at $10.00 per share. In the short term, the formation of the Holding Company should have no impact of the market value of the stock. Over the long term, however, there is a possibility that the Holding Company may enhance the market value of the common stock.

     DIVIDENDS. Currently, the holders of shares of Bank Stock are entitled to dividends and other distributions as and when declared by the Board of Directors of the Bank out of the assets legally available therefor. The Bank may pay dividends in cash, property or shares of Bank Stock provided that the payment would not be prohibited by the Bank's Articles of Incorporation and would not render the Bank insolvent. In addition, the Financial Institutions Code of Georgia and the regulations promulgated thereunder by the Department of Banking further provide (a) that dividends of cash or property may be paid only out of the Bank's retained earnings, (b) that dividends may not be paid if the Bank's paid-in capital and retained earnings which are set aside for dividend payment and other distributions do not, in combination, equal at least 20% of the Bank's capital stock, and (c) that dividends may not be paid without prior approval of the Department of Banking if (a) the Bank's total classified assets at its most recent examination exceed 80% of its equity capital, (b) the aggregate amount of dividends to be declared exceeds 50% of the Bank's net profits after taxes but before dividends for the previous calendar year or (c) the ratio of equity capital to total adjusted assets is less than 6%. Also, the Federal Deposit Insurance Act of 1991 (the "FDIC Act") prohibits any insured institution, regardless of its level of capitalization, from paying any dividend if following the payment the institution would be undercapitalized.

     If the Reorganization is consummated, the holders of shares of Holding Company Stock (the former shareholders of the Bank) will be entitled to dividends and other distributions as and when declared by the Board of Directors of the Holding Company out of assets legally available for dividends. Dividends will be payable in cash, property or shares of Holding Company Stock, unless the Holding Company is insolvent or the dividend payment would render it insolvent. In the absence of other activities conducted by the Holding Company, its ability to pay dividends will depend on the earnings of the Bank. Management cannot predict with any greater certainty whether or to what extent dividends will be paid to shareholders in the future if the Reorganization is consummated than it could if the Reorganization were not consummated.

     VOTING RIGHTS. The holders of Bank Stock and the holders of Holding Company Stock are entitled to one vote per shares on all matters presented for action by shareholders including elections of directors.

     LIQUIDATION RIGHTS. Upon the voluntary or involuntary dissolution, liquidation or winding up of the affairs of either the Bank or the Holding Company, after the payment in full of debts and other liabilities, the remaining assets, if any, are to be distributed ratably among the shareholders.

     NO PREEMPTIVE RIGHTS. Neither Bank Stock nor Holding Company Stock is subject to preemptive rights. This means that upon a proposed sale of additional shares of stock for cash, shareholders will not have the right to acquire such shares in proportion to their present holdings of stock upon terms no less favorable than those of the proposed sale. As is currently the case with the Bank, this will permit the Board of Directors of the Holding Company to utilize the authorized and unissued shares of Holding Company Stock as it determines to be in the best interests of the institution and its shareholders.

     REDEMPTION OF SHARES. The Bank is subject to certain regulatory restrictions regarding the redemption of shares of Bank Stock. Under Federal Reserve regulations, the Holding Company will have the authority to redeem shares of Holding Company Stock without prior approval of the Federal

Reserve System as long as (a) its total and tier 1 risk-based capital ratios and its leverage capital ratio exceed the thresholds for "well-capitalized" both before and after the redemption; (b) it received a "1" or "2" rating on its most recent examination; and (c) it is not the subject of any unresolved supervisory issues. At this time, the Holding Company does not have any plans to redeem shares of Holding Company Stock following the Reorganization. If the Holding Company does redeem shares of the Holding Company Stock, the methods of redemption will be determined by the Board of Directors and may include, but will not be limited to, pro rata selection, random selection and selection in the discretion of the Board of Directors.

     OTHER. Neither Bank Stock nor Holding Company Stock (a) is subject to liability for further calls or to assessments by the Bank or the Holding Company, respectively, or (b) is subject to redemption, sinking fund or conversion provisions.


                STATUTORY PROVISIONS FOR DISSENTING SHAREHOLDERS

     The Reorganization Plan provides for certain dissenters rights for holders of Bank Stock who object to the proposed Reorganization. Pursuant to Section 7-1-537 of the Financial Institutions Code of Georgia, any holder of record of Bank Stock who objects to the proposed Reorganization and who fully complies with all of the provisions of Article 13 of the Georgia Business Corporation Code (but not otherwise) shall be entitled to demand and receive payment for all (but not less than all) of his or her shares of Bank Stock if the proposed Reorganization is consummated.

     Any shareholder of the Bank who objects to the Reorganization Plan and desires to receive payment for his or her Bank Stock:

     (a) Must file a written objection to the Reorganization Plan with the Bank either prior to the meeting or at the meeting but before the vote is taken, and the written objection must contain a statement that the shareholder intends to demand payment for his or her shares if the Reorganization Plan is approved; AND
                                                                             ---

     (b) Must either abstain from voting or vote against approval of the Reorganization Plan; AND
                     ---

     (c) Must demand payment and deposit his or her Bank Stock certificate in accordance with the terms of the dissenters' notice sent to the dissenting shareholder by the Bank following approval of the Plan.

     A vote against the Reorganization Plan alone will not constitute the separate written notice and demand for payment referred to in (a) and (c) above; dissenting shareholders must separately comply with all three conditions. Any notice required to be given to the Bank must be forwarded to Community Banking Company of Fitzgerald, 102 West Roanoke Drive, Fitzgerald, Georgia 31750.
Attention:  L. Wayne Lowrey.

     If the Reorganization Plan is approved, the Bank will mail no later than 10 days after the approval by certified mail to each shareholder who has complied with conditions (a) and (b) above, written notice of such approval, addressed to the shareholder at such address as the shareholder has furnished the Bank in writing, or, if none, at the shareholder's address as it appears on the records of the Bank. The Bank will set a date by which the Bank must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters' notice is delivered. The shareholder must make the written election to dissent and demand for payment described in condition (c) above by the payment demand date as set by the Bank.

     If all conditions in (a), (b) and (c) above are complied with in full, the Bank is required to make a written offer within ten days after receiving the payment demand, or within ten days after the consummation of the Reorganization, whichever is later, to each dissenting shareholder to purchase all of such shareholder's shares of Bank Stock at a specific price. If the Bank and any dissenting shareholder are unable to agree on the fair value of the shares within sixty days, the Bank shall commence a proceeding in the Superior Court of Ben Hill County, Georgia, to determine the rights of the dissenting shareholder and the fair value of his or her shares. If the Bank does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     One of the conditions to the Reorganization Plan is that the holders of no more than 66,409 shares of Bank Stock shall have filed notices of election to dissent. If this condition is not satisfied, the parties to the Reorganization Plan will not be required to consummate the Reorganization, in which event the dissenters' rights described in this section would also terminate. However, it is the intent of management of the Holding Company to accommodate those Bank shareholders electing to dissent to the extent that funds may be obtained or financing may be arranged to purchase their shares and to the extent that such accommodation does not create tax or regulatory obstacles.

     The foregoing does not purport to be a complete statement of the provisions of Section 7-1-537 of the Financial Institutions Code of Georgia nor of Article 13 of the Georgia Business Corporation Code, and it is qualified in its entirety by reference to said Sections, which are reproduced in full as Appendix B to
                                                               ----------
this Proxy Statement.

     Upon compliance with the statutory procedures, dissenting shareholders will not have any rights as shareholders of the Bank or of the Holding Company, including, among other things, the right to receive dividends and the right to vote on matters submitted for shareholder consideration.


                             SHAREHOLDER PROPOSALS

     Any Shareholder proposal intended for inclusion in the Holding Company's proxy material for the 1998 Annual Meeting of Shareholders (assuming the Plan of Reorganization is approved) must be received at the principal office of the Holding Company no later than March 30, 1997.



February 10, 1997

                    COMMUNITY BANKING COMPANY OF FITZGERALD
                                     PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON THURSDAY, MARCH 6, 1997

 The undersigned hereby appoints L. Wayne Lowrey or S.S. (Buck) Anderson or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Community Banking Company of Fitzgerald (the "Bank"), which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Charles Harris Learning Center, East Central Technical Institute (formerly known as Ben Hill-Irwin Technical Institute), 667 Perry House Road, Fitzgerald, Georgia 5:00 p.m, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOLLOWING
                                                             ---
PROPOSALS.

PROPOSAL 1: To elect the fourteen (14) persons listed below to serve as directors of the Bank for a term of one year:

S.S. (Buck) Anderson, Jr.    William P. Herlovich     Jack F. Paulk
James T. Casper, III         Lee Phillip Liles        George M. Ray
John T. Croley, Jr.          L. Wayne Lowrey          Robert E. Sherrell
A.B.C. Dorminy, III          Steven L. Mitchell       John Edward Smith, III
John S. Dunn                 James A. Parrott, II


   [ ] FOR all nominees listed above (except as    [ ] WITHHOLD authority to
       indicated below).                               vote for all nominees
                                                       listed above.

 INSTRUCTION: To withhold authority for any individual nominee, mark "FOR" above, and write the nominee's name in this space ____________________________.

PROPOSAL 2: To reorganize the Bank pursuant to the Plan of Reorganization as described in the Proxy Statement:

      [ ]  FOR          [ ]  AGAINST          [ ] ABSTAIN


         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER
        DIRECTED BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION TO THE
           CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.
          DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
               MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

 If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                     ----------------------------------------
                                     Signature(s) of Shareholder(s)



                                     ---------------------------------------
                                     Name(s) of Shareholder(s)


                                     Date:                              , 1997
                                          ------------------------------
                                            (Be sure to date your Proxy)


Please mark, sign and date this Proxy, and return it in the enclosed return-addressed envelope. No postage necessary.

 I WILL ______  WILL NOT ______  ATTEND THE ANNUAL SHAREHOLDERS MEETING.

                    PLEASE RETURN PROXY AS SOON AS POSSIBLE
                    ---------------------------------------

                                   APPENDIX A

                             Plan of Reorganization

                             PLAN OF REORGANIZATION



          THIS PLAN OF REORGANIZATION (the "Plan"), made and entered into as of the 25th day of October, 1996, among COMMUNITY BANKING COMPANY OF FITZGERALD (the "Bank"), a bank organized under the laws of the State of Georgia, CBC HOLDING COMPANY (the "Holding Company"), a Georgia corporation, and INTERIM FITZGERALD COMPANY ("Interim"), a Georgia corporation and wholly-owned subsidiary of the Holding Company;


                                   WITNESSETH
                                   ==========


          WHEREAS, the principal offices of the Bank, the Holding Company and Interim are located at 102 West Roanoke Drive, Fitzgerald, Georgia 31750;

          WHEREAS, the authorized capital stock of the Bank consists of 10,000,000 shares of common stock ("Bank Stock"), $5.00 par value, of which 664,097 shares are issued and outstanding;

          WHEREAS, the authorized capital stock of the Holding Company consists of 10,000,000 shares of common stock ("Holding Company Stock"), $1.00 par value, of which one share is issued and outstanding;

          WHEREAS, the authorized capital stock of Interim consists of 10,000,000 shares of common stock ("Interim Stock"), $1.00 par value, of which one share is issued and outstanding;

          WHEREAS, the respective Boards of Directors of the Bank and Interim deem it advisable and in the best interests of the Bank and Interim and their respective shareholders that Interim be merged with and into the Bank and, by resolutions duly adopted, have approved and adopted this Plan and directed that it be submitted to the respective shareholders of the Bank and Interim for their approval; and

          WHEREAS, the Board of Directors of the Holding Company has approved and adopted this Plan, and the Holding Company has agreed to join in and be bound hereby and to issue the shares of Holding Company Stock which shareholders of the Bank will receive upon consummation of the Reorganization and merger as herein provided;

          NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein contained, and for the purpose of stating the method, terms and conditions of the merger provided for herein, the mode of carrying the same into effect, the manner and basis of converting and exchanging the shares of Bank Stock and Interim Stock as hereinafter provided, and such other provisions relating to the merger as the parties deem necessary or desirable, the parties hereto agree as follows:


                                   SECTION 1

                                 REORGANIZATION
                                 --------------

          Pursuant to the provisions of the Financial Institutions Code of Georgia, as amended (the "Financial Institutions Code"), and other applicable provisions of Georgia law, Interim shall be merged with and into the Bank. The Bank shall be the survivor of the merger (the "Resulting Bank") continuing under the charter of the Bank and with the name "Community Banking Company of Fitzgerald."

                                   SECTION 2

                      EFFECTIVE DATE OF THE REORGANIZATION
                      ------------------------------------

          The merger of Interim with and into the Bank and the reorganization of the Bank into a holding company structure shall be effective as of the date (the "Effective Date of the Reorganization") specified in the certificate of merger to be issued by the Georgia Secretary of State in accordance with the applicable provisions of the Financial Institutions Code, O.C.G.A. (S) 7-l-535(b).

          Since the merger of Interim with and into the Bank will effect the reorganization of the Bank into a holding company structure, such merger and reorganization, collectively, shall hereinafter be referred to as the "Reorganization."


                                   SECTION 3

                             LOCATION, ARTICLES AND
                             ----------------------
                         BYLAWS, MANAGEMENT AND CAPITAL
                         ------------------------------
                        STRUCTURE OF THE RESULTING BANK
                        -------------------------------

          On the Effective Date of the Reorganization:

          (a) The principal office of the Resulting Bank shall be located at 102 West Roanoke Drive, Fitzgerald, Georgia 31750, or such other location where the Bank is located immediately prior to the Effective Date of the Reorganization.

          (b) The Articles of Incorporation and Bylaws of the Resulting Bank shall be the same as the Articles of Incorporation and Bylaws of the Bank as in effect immediately prior to the Effective Date of the Reorganization.

          (c) The directors and officers of the Resulting Bank shall be the directors and officers of the Bank immediately prior to the Effective Date of the Reorganization. All such directors and officers of the Resulting Bank shall serve until their respective successors are elected or appointed pursuant to the Bylaws of the Resulting Bank.

          (d) The Resulting Bank will distribute to the Holding Company all of the capital and surplus of Interim, so that the resulting capital structure of the Resulting Bank shall be identical to the capital structure of the Bank immediately prior to the Effective Date of the Reorganization. The capital structure of the Bank shall not be altered or amended by the Reorganization and shall continue in effect as that of the Resulting Bank.


                                   SECTION 4

                       EXISTENCE, RIGHTS, DUTIES, ASSETS
                       ---------------------------------
                     AND LIABILITIES OF THE RESULTING BANK
                     -------------------------------------

          (a) As of the Effective Date of the Reorganization, the existence of Interim as a separate entity shall cease, but its existence shall continue in the Resulting Bank.

          (b) As of the Effective Date of the Reorganization, the Resulting Bank shall have, without further act or deed, all of the properties, rights, powers, trusts, duties and obligations of the Bank and Interim.

          (c) As of the Effective Date of the Reorganization, the Resulting Bank shall have the authority to engage only in such businesses and to exercise only such powers as are then permissible upon the original incorporation of a bank under the Financial Institutions Code and as are provided for in the Articles of Incorporation of the Resulting Bank, and the Resulting Bank shall be subject to the same prohibitions and limitations to which it would be subject upon original incorporation, except that the Resulting Bank may engage in any business and may exercise any right that the Bank could lawfully have exercised or engaged in immediately prior to the Effective Date of the Reorganization.

          (d) No liability of the Bank or Interim or of any of their shareholders, directors or officers shall be affected by the Reorganization, nor shall any lien on any property of the Bank or Interim be impaired by the Reorganization. Any claim existing or any action pending by or against the Bank or Interim may be prosecuted to judgment as if the Reorganization had not taken place, or the Resulting Bank may be substituted in place of the Bank or Interim.


                                   SECTION 5

             MANNER AND BASIS OF CONVERTING SHARES OF INTERIM STOCK
             ------------------------------------------------------

          The manner and basis of converting and exchanging the shares of Interim Stock into shares of Resulting Bank Stock shall be as follows:

          As soon as practicable after the Effective Date of the Reorganization, the Holding Company shall, upon presentation and surrender of a certificate representing all of the issued and outstanding shares of Interim Stock to the Bank, as exchange agent, be entitled to receive in exchange therefor a certificate or certificates representing all of the then outstanding shares of Resulting Bank Stock.


                                   SECTION 6

              MANNER AND BASIS OF CONVERTING SHARES OF BANK STOCK
              ---------------------------------------------------

          The manner and basis of converting shares of Bank Stock into shares of Holding Company Stock, excluding those shares of Bank Stock held by shareholders who have perfected dissenters' rights of appraisal under the applicable provisions of the Financial Institutions Code, O.C.G.A. (S) 7-1-537, and the Georgia Business Corporations Code, O.C.G.A. (S) 14-2-1301 et seq. (collectively, the "Dissenters' Rights Provisions"), shall be as follows:

          (a) Exchange Ratio.  Each share of Bank Stock outstanding immediately
              --------------
prior to the Effective Date of the Reorganization shall, by virtue of the Reorganization and without any action on the part of the holder or holders thereof, be converted into the right to receive one share of Holding Company Stock.

          (b) Rights of Former Bank Shareholders.  As of the Effective Date of
              ----------------------------------
the Reorganization, each certificate theretofore representing one or more outstanding shares of Bank Stock shall be deemed for all corporate purposes to evidence only the right to receive a certificate representing shares of Holding Company Stock in accordance with this Plan.

          (c) Letter of Transmittal.  As soon as practicable after approval of
              ---------------------
the Reorganization by the Bank's shareholders, a letter of transmittal shall be mailed to each Bank shareholder as of the close of business on the date immediately preceding the Effective Date of the Reorganization. Upon receipt of the letter of transmittal, each holder of a certificate or certificates theretofore representing shares of Bank Stock shall surrender such certificates to Community Banking Company of Fitzgerald, as exchange agent, together with a properly completed and signed letter of transmittal, and shall receive in exchange therefor a certificate representing an equivalent number of shares of Holding Company Stock, subject to the restrictions and conditions of this Plan.

          (d) Failure to Surrender Bank Stock Certificates.  Until the former
              --------------------------------------------
Bank shareholder surrenders his or her Bank Stock certificate or certificates to the Bank (or suitable arrangements are made to account for any lost, stolen or destroyed certificates according to the Bank's usual procedures), the shareholder:

          (i) shall not be issued a certificate representing the shares of Holding Company Stock or the cash which such Bank Stock certificate may entitle the shareholder to receive;

          (ii) shall not have any voting rights in respect of the shares of Holding Company Stock which such Bank Stock certificate may entitle the shareholder to receive; and

          (iii) shall not be paid dividends or other distributions in respect of the shares of Holding Company Stock which such Bank Stock certificate may entitle the shareholder to receive; instead such dividends or distributions shall be retained, without interest, for the shareholder's account until surrender of such Bank Stock certificate.


                                   SECTION 7

                     ACQUISITION OF DISSENTERS' BANK STOCK
                     -------------------------------------

     Any shareholder of the Bank who fully complies with the Dissenters' Rights Provisions shall be paid an amount of cash (as determined under such Provisions) for his or her shares of Bank Stock by the Bank. Immediately upon the Bank's acquisition of any of Bank Stock from its shareholders pursuant to the Dissenters' Rights Provisions, the Holding Company shall acquire such shares from the Bank for the same price as shall have been paid by the Bank to the dissenting shareholders. The shares of Bank Stock so acquired by the Holding Company shall be cancelled.


                                   SECTION 8

                      REDEMPTION OF HOLDING COMPANY STOCK
                      -----------------------------------

     As soon as practicable after the Effective Date of the Reorganization, the Holding Company shall redeem any shares of Holding Company Stock which may have been issued prior to the Effective Date of the Reorganization at a redemption price equal to the same consideration paid for such shares, so that immediately after such redemption the then outstanding shares of Holding Company Stock shall consist solely of the shares to be issued by the Holding Company upon the conversion of shares of Bank Stock as provided herein.



                                   SECTION 9

                                FURTHER ACTIONS
                                ---------------

     From time to time, as and when requested by the Resulting Bank, or by its successors or assigns, Interim shall execute and deliver or cause to be executed and delivered all such deeds and other instruments, and shall take or cause to be taken all such other actions, as the Resulting Bank, or its successors and assigns, may deem necessary or desirable in order to vest in and confirm to the Resulting Bank, and its successors and assigns, title to and possession of all the property, rights, powers, trusts, duties and obligations referred to in
Section 4 hereof and otherwise to carry out the intent and purposes of this Plan.

                                   SECTION 10

           CONDITIONS PRECEDENT TO CONSUMMATION OF THE REORGANIZATION
           ----------------------------------------------------------

     This Plan is subject to, and consummation of the Reorganization herein provided for is conditioned upon, the fulfillment prior to the Effective Date of the Reorganization of each of the following conditions:

     (a) Approval of the Plan by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the Bank and Interim;

     (b) The number of shares held by persons who have perfected dissenters' rights of appraisal pursuant to the Dissenters' Rights Provisions shall not be deemed by the parties hereto to make consummation of this Plan inadvisable and, in any event, shall not exceed 10% of the Bank's outstanding shares (or 66,409 shares as of the date of this Agreement);

     (c) Procurement of any action, consent, approval or ruling, governmental or otherwise, which is, or in the opinion of counsel for the Bank may be, necessary to permit or enable the Resulting Bank, upon and after the Reorganization, to conduct all or any part of the business and activities conducted by the Bank prior to the Reorganization; and

     (d) The receipt by the Bank of a written opinion of special counsel to the Bank that for federal income tax purposes no gain or loss will be recognized by a Bank shareholder who exchanges his or her Bank Stock for Holding Company Stock, as provided by this Plan.


                                   SECTION 11

                                  TERMINATION
                                  -----------

     In the event that:

     (a) The number of shares of Bank Stock voted against the Reorganization shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank, Interim or the Holding Company;

     (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Reorganization which shall make consummation of the Reorganization inadvisable in the opinion of the Board of Directors of the Bank, Interim or the Holding Company;

     (c) Any action, consent, approval, opinion, or ruling required to be provided by Section 10 of this Plan shall not have been obtained; or

     (d) For any other reason consummation of the Reorganization is deemed inadvisable in the opinion of the Board of Directors of the Bank, Interim or the Holding Company;

then this Plan may be terminated at any time before consummation of the Reorganization by written notice, approved or authorized by the Board of Directors of the party wishing to terminate, to the other parties. Upon termination by written notice as provided by this Section 11, this Plan shall be void and of no further effect, and there shall be no liability by reason of this Plan or the termination hereof on the part of the Bank, Interim, the Holding Company or their directors, officers, employees, agents or shareholders.

                                   SECTION 12

                               AMENDMENT; WAIVER
                               -----------------

     (a) At any time before or after approval and adoption hereof by the respective shareholders of the Bank, Interim and the Holding Company, this Plan may be amended by agreement among the Bank, Interim and the Holding Company; provided, however, that after the approval and adoption of this Plan by the shareholders of the Bank, no amendment reducing the consideration payable to Bank shareholders pursuant to Section 6(a) and (b) hereof shall be valid without having been approved by the shareholders of the Bank in the manner required for approval of this Plan.

     (b) A waiver by any party hereto of any breach of a term or condition of this Plan shall not operate as a waiver of any other breach of such term or condition or of other terms or conditions, nor shall failure to enforce any term or condition operate as a waiver or release of any other right, in law or in equity, or claim which any party may have against another party for anything arising out of, connected with or based upon this Plan. A waiver shall be effective only if evidenced by a writing signed by the party who is entitled to the benefit of the term or condition of this Plan which is to be waived. A waiver of a term or condition on one occasion shall not be deemed to be a waiver of the same or of any other term or condition on a future occasion.


                                   SECTION 13

             BINDING EFFECT; COUNTERPARTS; HEADINGS; GOVERNING LAW
             -----------------------------------------------------

     This Plan is binding upon the parties hereto and upon their successors and assigns. This Plan may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Plan and the headings herein set out are for convenience or reference only and shall not be deemed a part of this Plan. This Plan shall be governed by and construed in accordance with the laws of the State of Georgia.



                            [Continued on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Reorganization to be executed by their duly authorized officers and their bank and corporate seals to be affixed hereto all as of the day and year first above written.

                                  COMMUNITY BANKING COMPANY OF FITZGERALD


[BANK SEAL]                       By:  /s/ L. Wayne Lowrey
                                       -------------------
                                       L. Wayne Lowrey
                                       President
ATTEST:


/s/ John T. Croley, Jr.
-----------------------
Secretary

                                  INTERIM FITZGERALD COMPANY


[INTERIM SEAL]                    By:  /s/ L. Wayne Lowrey
                                       -------------------
                                       L. Wayne Lowrey
                                       President

ATTEST:


/s/ John T. Croley, Jr.
-----------------------
Secretary

                                  CBC HOLDING COMPANY


[CORPORATE SEAL]                  By:  /s/ L. Wayne Lowrey
                                       -------------------
                                       L. Wayne Lowrey
                                       President

ATTEST:


/s/ John T. Croley, Jr.
-----------------------
Secretary

                                   APPENDIX B

                Statutory Provisions for Dissenting Shareholders

                      GEORGIA FINANCIAL INSTITUTIONS CODE
                                SECTION 7-1-537
                        RIGHT OF SHAREHOLDER TO DISSENT

                                      AND

                       GEORGIA BUSINESS CORPORATION CODE
                                   ARTICLE 13
                               DISSENTERS' RIGHTS

7-1-537. RIGHT OF SHAREHOLDER TO DISSENT.

     (a) A shareholder of a bank or trust company which is a party to a plan of proposed merger or consolidation under this part who objects to the plan shall be entitled to the rights and remedies of a dissenting shareholder as determined under Chapter 2 of Title 14, known as the "Georgia Business Corporation Code."

     [PART (B) OMITTED.]


14-2-1302.  RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

               (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

               (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholder within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (A) Alters or abolishes a preferential right of the shares;

               (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

               (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

               (D) Excludes or limits the rights of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

               (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

               (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.


14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which dissents and his or her other shares were registered in the names of different shareholders.


14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322.


14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated; and

          (2) Must not vote his or her shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his or her shares under this article.

14-2-1322.  DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.


14-2-1323.  DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his or her certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his or her shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this article.

14-2-1324.  SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.


14-2-1325.  OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Code
Section 14-2-1323 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5)  A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

14-2-1326.  FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1422 and repeat the payment demand procedure.


14-2-1327.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section unless he notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation made or offered payment for his or her shares.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his or her own estimate of the fair value of his or her shares and the amount of interest due and demand payment of his or her estimate of the fair value of his or her shares and interest due.

14-2-1330.  COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail and publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of the Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his or her shares, plus interest to the date of judgment.


14-2-1331.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

14-2-1332.  LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                    COMMUNITY BANKING COMPANY OF FITZGERALD
                                     BALLOT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                        HELD ON THURSDAY, MARCH 6, 1997


 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOLLOWING
                                                              ---
                                   PROPOSALS.


PROPOSAL 1:    To elect the fourteen (14) persons listed below to serve as directors of the Bank for a term of one year:


S.S. (Buck) Anderson, Jr.    William P. Herlovich    Jack F. Paulk
James T. Casper, III         Lee Phillip Liles       George M. Ray
John T. Croley, Jr.          L. Wayne Lowrey         Robert E. Sherrell
A.B.C. Dorminy, III          Steven L. Mitchell      John Edward Smith, III
John S. Dunn                 James A. Parrott, II


 [ ] FOR all nominees listed above (except as    [ ] WITHHOLD authority to
     indicated below).                               vote for all nominees
                                                     listed above.


 INSTRUCTION: To withhold authority for any individual nominee, mark "FOR" above, and write the nominee's name in this space ___________________________.



PROPOSAL 2: To reorganize the Bank pursuant to the Plan of Reorganization as described in the Proxy Statement:


       [ ] FOR                  [ ] AGAINST          [ ]  ABSTAIN



                                       -------------------------------------
                                       Name of Shareholder*


                                       -------------------------------------
                                       Street Address


                                       -------------------------------------
                                       City/State/Zip


                                       -------------------------------------
                                       No. of Shares Owned of Record


                                       -------------------------------------
                                       Signature of Shareholder*

_________________________
* Must appear exactly as it appears on your stock certificate. If the shares are held jointly, both owners must sign. Forms representing shares held by a Signature of Shareholder* Signature of Shareholder* corporation, partnership or other business entity must be signed by an officer, general partner or other duly authorized party.